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                             STOCKHOLDER AGREEMENT


         This STOCKHOLDER AGREEMENT, dated as of July 23, 1998 (this "Agreement"), is made and entered into by and among Capstar Radio Broadcasting Partners, Inc., a Delaware corporation ("Parent"), TBC Radio Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Sub"), Norman Feuer (the "Stockholder"), and, solely for purposes of Sections 4(c), 5 and 9(b) of this Agreement, Triathlon Broadcasting Company, a Delaware corporation (the "Company").

                                    RECITALS

         WHEREAS, concurrently herewith, Parent, Sub and the Company are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which Sub will be merged with and into the Company (the "Merger"); capitalized terms used but not defined herein and defined in the Merger Agreement have the respective meanings ascribed to them in the Merger Agreement; and

         WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and the benefits to be received by the parties under the terms of the Merger Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   AGREEMENTS

         1. Definitions. For purposes of this Agreement:

            (a) "Acquisition Proposal" shall mean any agreement, letter of intent, proposal or offer (other than the transactions contemplated in the Merger Agreement) involving the Company or any of its Subsidiaries for, or an inquiry or indication of interest that reasonably could be expected to lead to:
(i) any merger, consolidation, share exchange, recapitalization, reorganization, dissolution, liquidation, business combination or other similar transaction with the Company or any of its Subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a material portion of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions or (iii) any tender offer or exchange offer for all or any portion of the outstanding shares of capital stock of the Company or any of its Subsidiaries or the filing of a registration statement under the Securities Act of 1933 in connection therewith, but shall not include the Merger Agreement or Second Transaction (as defined herein).

            (b) "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person.

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            (c) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons (who are Affiliates of such Person excluding officers and directors of the Company) who together with such Person would constitute a "group" within the meaning of
Section 13(d)(3) of the Exchange Act and in any event with respect to the Stockholder shall include Shares held of record by the Stockholder's spouse and child.

            (d) "Person" shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

            (e) "Shares" shall mean (i) shares of Class A Common Stock, par value $.01 per share, of the Company, (ii) shares of Class B Common Stock, par value $.01 per share, of the Company, (iii) shares of Class C Common Stock, par value $.01 per share, of the Company, (iv) shares of Class D Common Stock, par value $.01 per share, of the Company, (v) Depositary Shares each representing a One-Tenth Interest in a share of 9% Mandatory Convertible Preferred Stock, par value $.01 per share, of the Company, (vi) shares of 9% Mandatory Convertible Preferred Stock, par value $.01 per share, of the Company and (vii) shares of Series B Convertible Preferred Stock, par value $.01 per share, of the Company.

            (f) "Stockholder's Shares" shall mean all Shares held of record or Beneficially Owned by the Stockholder, whether currently issued or hereinafter acquired and for the purposes of Section 3 of this Agreement shall also include, without duplication, any securities convertible into, or exercisable or exchangeable for, Shares, including without limitation any Options, Warrants or SARs held of record or Beneficially Owned by the Stockholder.

            (g) "Termination Date" shall mean the date that the Merger Agreement has been terminated.

         2. Provisions Concerning Shares. From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the first anniversary of the Termination Date, at any meeting of the holders of one or more class or series of Shares, however called, or in any other circumstance upon which the vote, consent or other approval of holders of one or more class or series of Shares is sought, the Stockholder shall vote (or cause to be voted) the issued and outstanding Stockholder's Shares (and each class thereof) entitled to vote thereon, and those Shares entitled to vote thereon for which Stockholder has the right to vote pursuant to any voting trusts or agreements, proxies, understandings or arrangements (which trusts or agreements, proxies, understandings or arrangements are identified and described on Schedule A hereto), (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof, (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other material obligation or agreement of the Company under the Merger Agreement or this

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Agreement and (iii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any Acquisition Proposal other than an Acquisition Proposal with Parent or any Affiliate thereof and (B) to the extent that such are intended to, or could reasonably be expected to, (1) impede, interfere with, delay, postpone or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement or this Agreement or (2) implement or lead to any Acquisition Proposal (other than an Acquisition Proposal with Parent or any Affiliate thereof): (w) any change in a majority of the persons who constitute the board of directors of the Company; (x) any change in the present capitalization of the Company or any amendment of the Company's Amended and Restated Certificate of Incorporation or Bylaws; (y) any amendment to the Certificates of Designation with respect to the Series B Preferred Stock or the Mandatory Preferred Stock; or (z) any other material change in the Company's corporate structure or business; provided that if any Second Transaction (as defined in Section 3(c) of this Agreement) provides for Second Transaction Consideration (as defined in 3(c) of this Agreement) that is less than the Current Transaction Consideration (as defined in Section 3(a) of this Agreement), as such amounts shall be determined in accordance with Section 3 of this Agreement, then nothing herein shall require the Stockholder to vote in favor of the Second Transaction. In addition to the other covenants and agreements of the Stockholder provided for elsewhere in this Agreement, during the above-described period the Stockholder shall not enter into any agreement or understanding with any Person or entity the effect of which would be inconsistent with or violate the provisions and agreements contained in this
Section 2. Nothing herein shall in any way restrict or limit the Stockholder from taking any action in his capacity as a director or officer of the Company or otherwise fulfilling his fiduciary obligations as a director and officer of the Company.

         3. Capture.

            (a) In the event that any of the Stockholder's Shares are sold, transferred, exchanged, canceled or disposed of in connection with or as a result of any Acquisition Proposal that is in existence on or that otherwise has been made prior to the first anniversary of the Termination Date (an "Alternative Disposition") then, within five business days after the closing of such Alternative Disposition, the Stockholder shall tender and pay to, or shall cause to be tendered and paid to, the Parent, or its designee, in immediately available funds, 100% of the Profit realized from such Alternative Disposition. As used in this Section 3(a), "Profit" shall mean an amount equal to the excess, if any, of (i) the Alternative Transaction Consideration over (ii) the Current Transaction Consideration. As used in this Section 3, "Alternative Transaction Consideration" shall mean all cash, securities, settlement or termination amounts, notes or other debt instruments, and other consideration received or to be received, directly or indirectly, by the Stockholder and his Affiliates (excluding officers and directors of the Company and excluding any Obligated Affiliate of Stockholder) in connection with or as a result of such Alternative Disposition or any agreements or arrangements (including without limitation any employment agreement (except a bonafide employment agreement pursuant to which the Stockholder is required to devote, and under which Stockholder in good faith intends to devote, substantially all of his business time and effort to the performance of executive services for the Company in a manner substantially similar to Stockholder's current employment arrangements with the Company), consulting agreement, non-competition agreement, confidentiality agreement, settlement agreement or release agreement) entered into, directly or indirectly, by the Stockholder or his Affiliates (excluding officers and

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directors of the Company and excluding any Affiliate of Stockholder which is a party to a Stockholder Agreement (an "Affiliate SA") of even date herewith with Parent, Sub and the Company in substantially the same form as this Agreement and which obligates such Affiliate to deliver to Parent any Profit recovered by such Affiliate as a stockholder of the Company (an "Obligated Affiliate")) as a part of or in connection with the Alternative Disposition or associated Acquisition Proposal. As used in this Agreement, "Current Transaction Consideration" shall mean the sum of (x) all amounts to be received, directly or indirectly, by Stockholder and his Affiliates (excluding officers and directors of the Company and excluding any Obligated Affiliate of Stockholder) pursuant to Article II of the Merger Agreement (without giving effect to any conversion of any shares of Series B Preferred Stock listed in Part I of Schedule B hereto into shares of Class A Common Stock or any other shares of capital stock of the Company for or into which shares of Series B Preferred Stock may be exchanged or converted), (y) all amounts, if any, to be received by Stockholder (including the amount of indebtedness owed by Stockholder forgiven) pursuant to the Termination Agreement (as in effect on the date hereof) and (z) all amounts, if any, to be received by Stockholder and his Affiliates (excluding officers and directors of the Company and excluding any Obligated Affiliate of Stockholder pursuant to and/or upon termination of any Affiliate Relationship or other agreement to which Stockholder or any Affiliate of Stockholder is a party and which is to be terminated pursuant to Section
4.06 of the Merger Agreement.

            (b) For purposes of determining Profits under this Section 3, (i) all non-cash items shall be valued based upon the fair market value thereof as determined by an independent expert selected by Parent and who is reasonably acceptable to Stockholder, (ii) all deferred payments or consideration shall be discounted to reflect a market rate of net present value thereof as determined by the above-referenced independent expert, (iii) all contingent payments will be assumed to have been paid and (iv) if less than all of the Stockholder's Shares are subject to the Alternative Disposition or Second Transaction then the Current Transaction Consideration shall be deemed to be an amount equal to the Current Transaction Consideration multiplied by a fraction, the numerator of which is the number of the Stockholder's Shares sold, transferred, exchanged, canceled or disposed of in such Alternative Disposition or Second Transaction and the denominator of which is the total number of the Stockholder's Shares. In the event any contingent payments included in the determination of Profits ultimately are not paid pursuant to an Alternative Disposition, then Parent shall reimburse Stockholder for any amounts paid to Parent hereunder in respect of such uncollected contingent payments promptly after receipt of written notice of such non payment.

            (c) Except for an increase made pursuant to Section 5.07 of the Merger Agreement, in the event that after the date of this Agreement, the amount of either the Common Stock Merger Consideration, the Mandatory Preferred Merger Consideration, the consideration paid for the Series B Preferred Stock or the consideration payable in respect of the Warrants, Options or SARs as currently provided for in the Merger Agreement is increased (a "Second Transaction"), then, as may be requested by Parent, (i) Stockholder shall, and shall cause each of its Affiliates who Beneficially Own any of the Stockholder's Shares to, either execute and deliver to Parent such documents or instruments as may be necessary to waive the right to receive the amount of such increase to the extent that such increase results in any Profit or (ii) Stockholder shall tender and pay, or cause to be tendered and paid, to Parent, or its designee, in immediately available funds 100% of the Profit realized from such Second Transaction. As used in this Section 3(c), "Profit" shall mean

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an amount equal to the excess, if any, of (y) the Second Transaction
Consideration over (z) the Current Transaction Consideration. As used in this Agreement, "Second Transaction Consideration" shall mean all cash, securities, settlement or termination amounts, notes or other debt instruments, and other consideration received or to be received, directly or indirectly, by the Stockholder and his Affiliates (excluding officers and directors of the Company and excluding any Affiliate of Stockholder which is a party to a Stockholder Agreement of even date herewith with Parent, Sub and the Company in substantially the same form as this Agreement and which obligates such Affiliate to deliver to Parent any Profit recovered by such Affiliate as a stockholder of the Company) in connection with or as a result of the Second Transaction or any agreements or arrangements (including, without limitation, any employment agreement (except a bonafide employment agreement pursuant to which the Stockholder is required to devote, and under which Stockholder in good faith intends to devote, substantially all of his business time and effort to the performance of executive services for the Company in a manner substantially similar to Stockholder's current employment arrangements with the Company), consulting agreement, non-competition agreement, confidentiality agreement, settlement agreement or release agreement) entered into, directly or indirectly, by the Stockholder or his Affiliates (excluding officers and directors of the Company) with the Company as a part of or in connection with the Second Transaction.

            (d) Notwithstanding the foregoing, for purposes of this Section 3, Profit recovered by any Affiliate of Stockholder (other than an Obligated Affiliate) which also is an Affiliate of an Obligated Affiliate of Stockholder (a "Dual Affiliate") shall be taken into account only once, and shall not be duplicated, in calculating Profit in this Section 3 and in Section 3 (or any analogous section) in any Affiliate SA; and, absent any agreement among Stockholder and any Obligated Affiliate, any Profit attributed to a Dual Affiliate shall be allocated among Stockholder and all Obligated Affiliates of such Dual Affiliate pro rata based on the total Profit, excluding Profit attributable to the Dual Affiliate, of Stockholder and each other Obligated Affiliate.

         4. Covenants, Representations and Warranties.

            (a) The Stockholder hereby represents, warrants and covenants to Parent and Sub as follows:

                (i) Ownership.  The Stockholder is:

                    (A) the record and Beneficial Owner of the number of issued and outstanding Shares as set forth in Column A of Part I of Schedule A hereto, and, except as identified in Part I of Schedule A hereto, no other Person is the Beneficial Owner of such Shares;

                    (B) the Beneficial Owner, but not the record holder, of the number of issued and outstanding Shares set forth in Column B of Part I of Schedule A hereto, and the record holder of such Shares beneficially owned by the Stockholder is set forth in
                Part I of Schedule A hereto; and

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                    (C) the record and Beneficial Owner of the Warrants,
                Options and SARs set forth in Part II of Schedule A hereto, and
                Part II of Schedule A accurately sets forth the series or class of Capital Stock subject to such Warrants, Options and SARs and the exercise or base price of such Warrants, Options and SARs.

         As of the date of this Agreement, the Shares set forth on Part I of Schedule A hereto constitute all of the issued and outstanding Shares owned of record or Beneficially Owned by the Stockholder. Except as otherwise set forth in Part I to Schedule A, the Stockholder has sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to vote upon and agree to all of the matters set forth in this Agreement and the Merger Agreement, in each case with respect to all of the Shares set forth on Part I of Schedule A hereto, with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

                   (ii) Power; Binding Agreement. The Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms. Except as disclosed in Part III of Schedule A hereto, there is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby. If the Stockholder is married and the Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms.

                   (iii) No Conflicts. Except for the filings by Stockholder on
         Schedule 13D, or as described on Schedule B, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with the Stockholder's ability to perform his obligations hereunder, and none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of his properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of his properties or assets, in each such case except to the extent that any conflict,

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         breach, default or violation would not interfere with the ability of the Stockholder to perform the obligations hereunder.

                   (iv) No Encumbrances. Except (A) as required by Sections 2 and 3 of this Agreement, (B) for pledges or encumbrances created in compliance with Section 4(a)(vi) of this Agreement, (C) Shares of Class D Common Stock delivered to the Company upon conversion to Class B Common Stock, at which time the shares of Class B Common Stock issued upon such conversion shall constitute Stockholder's Shares and
         (D) items listed in Part I of Schedule A hereto, at all times thereafter during the term hereof, all of the Stockholder's Shares (excluding Shares identified in Column B of Part I of Schedule A hereto as Shares with respect to which Stockholder does not possess sole power to dispose or direct the disposition) are, and will be as of the Effective Time, held by the Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any liens, claims, understandings or arrangements that do not limit or impair Stockholder's ability to perform his obligations under this Agreement.

                   (v) No Solicitation. The Stockholder shall comply with the terms of Section 4.02(a) of the Merger Agreement.

                   (vi) Restriction on Transfer, Proxies and Non-Interference. From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the first anniversary of the Termination Date, the Stockholder shall not, and shall cause each of his Affiliates who Beneficially Own any of the Stockholder's Shares not to, directly or indirectly, without the consent of Parent, in respect of any Acquisition Proposal or otherwise: (A) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Stockholder's Shares, or any interest therein,
         (B) grant any proxies or powers of attorney, deposit any Stockholder's Shares into a voting trust or enter into a voting agreement with respect to any Stockholder's Shares, (C) enter into any agreement or arrangement providing for any of the actions described in clause (A) or (B) above or (D) take any action that could reasonably be expected to have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Agreement; provided, however, the Stockholder may, without the consent of Parent, pledge or encumber all or any portion of the Stockholder's Shares in connection with a bonafide lending transaction with any institutional lender that is not entered into in connection with an Acquisition Proposal, if such lending transaction provides that the lender shall give Parent at least 15 business days prior notice before taking any sale or foreclosure actions in respect of such pledged or encumbered Stockholder's Shares and shall during such time period extend Parent, or its designee, the right to cure, support, purchase or acquire the loan secured by such pledge or encumbrance upon such terms as may be mutually agreed upon. The Stockholder shall provide the Parent with copies of all agreements evidencing the above required provisions.

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                   (vii) Waiver of and Agreement Not to Assert Appraisal
         Rights. The Stockholder hereby waives and agrees not to assert, and shall cause any of its Affiliates who hold of record any of the Stockholder's Shares to waive and not to assert, any appraisal rights with respect to the Merger (or any Second Transaction) that the Stockholder or such Affiliate may now or hereafter have with respect to any Shares or any other shares of capital stock of the Company Stockholder holds of record at the time that Stockholder may be entitled to assert appraisal rights with respect to the Merger (or any Second Transaction), whether pursuant to Section 262 of the Delaware General Corporate Law or otherwise.

                   (viii) Further Assurances. From time to time, at Parent's request and without further consideration, the Stockholder shall execute and deliver such additional documents as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

                   (ix) Waiver of Rights of First Refusal. Schedule A hereto contains a complete list of all rights of first refusal (or similar rights) held by the Stockholder and any of his, her or its Affiliates to purchase Shares upon transfer (collectively, "Rights of First Refusal"). From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the first anniversary of the Termination Date, the Stockholder shall not, and shall cause each of his, her or its Affiliates who hold Rights of First Refusal not to, directly or indirectly without the consent of Parent in respect of the Merger, any Acquisition Proposal, any Second Transaction or otherwise, exercise any of such Rights of First Refusal to purchase Shares.

                   (x) Waiver of and Agreement Not to Exercise Conversion Rights. Stockholder hereby waives any rights that Stockholder may have to convert, and agrees not to convert, any shares of Series B Preferred Stock held of record or Beneficially Owned by Stockholder into shares of Class A Common Stock (or any other shares of capital stock of the Company for or into which the Series B Preferred Stock from time to time may be exchangeable or convertible);

                   (xi) Waiver of Default; Release. Stockholder hereby waives any default by the Company that may hereafter arise in the event the Company fails to redeem any shares of Series B Preferred Stock as may be required to be redeemed pursuant to paragraph (h) of the Certificate of Designation of Series B Convertible Preferred Stock of Triathlon Broadcasting Company, as amended (the "Series B Designation"), and, during the effectiveness of this Agreement, and at all times from and after the Effective Time if the Effective Time shall occur, agrees to forbear from taking or instituting any actions against the Company for any failure to comply with the provisions of paragraph (h) of the Series B Designation. Effective as of the Effective Time, Executive hereby releases and discharges the Company from all Claims related to, arising from, or attributed to paragraph
         (h) of the Series B Designation or the Company's failure to comply with any provision thereof at any time at or prior to the Effective Time and, as of the Effective Time, Stockholder agrees to execute and deliver to the Company a waiver and release substantially identical in substance to this Section 4(a)(xi).

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              (b) Parent and Sub hereby represent, warrant and covenant to the
Stockholder as follows:

                   (i) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with adequate corporate power and authority to own its properties and carry on its business as presently conducted. Each of Parent and Sub has the corporate power and authority to enter into and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby.

                   (ii) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by either Parent or Sub and the consummation by Parent and Sub of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with its ability to perform its obligations hereunder, and none of the execution and delivery of this Agreement by Parent or Sub, the consummation by Parent or Sub of the transactions contemplated hereby or compliance by Parent and Sub with any of the provisions hereof shall (A) conflict with or result in any breach of any applicable organizational documents applicable to Parent or Sub, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent or Sub is a party or by which Parent or Sub or any of Parent's or Sub's properties or assets may be bound or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or Sub or any of Parent's or Sub's properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of Parent or Sub to perform its obligations hereunder.

                   (iii) Execution, Delivery and Performance by Parent and Sub. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Parent and Sub, and each of Parent and Sub has taken all other actions required by law, its Certificate of Incorporation and its Bylaws to consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligations of Parent and Sub and is enforceable in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally.

              (c) The Company hereby represents and warrants to Parent and Sub that the Board of Directors of the Company has approved the terms of this Agreement and the transactions contemplated herein and such approval is sufficient to render inapplicable to this Agreement and the transactions contemplated herein the provisions of Section 203 of the Delaware General Corporation Law.

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         5. Stop Transfer. From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the first anniversary of the Termination Date, Stockholder will not request that the Company register (and the Company agrees not to register) the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder's Shares (excluding shares identified in Column B of Part I of Schedule B hereto as Shares with respect to which Stockholder does not possess sole power to dispose or direct the disposition), except as contemplated by Sections 4(a)(vi) of this Agreement or as otherwise contemplated hereby.

         6. Recapitalization. In the event of a stock dividend or distribution, or any change in the Shares (or any class thereof) by reason of any split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall include, without limitation, all such stock dividends and distributions and any shares into which or for which any or all of the Shares (or any class thereof) may be changed or exchanged as may be appropriate to reflect such event.

         7. Stockholder Capacity. Except as set forth in Section 4(a)(v) of this Agreement, the Stockholder does not make any agreement or understanding herein in the Stockholder's capacity as a director or officer of the Company and nothing herein shall limit or affect any action taken by the Stockholder in such capacity.

         8. Merger Agreement and Options. The Stockholder hereby consents and agrees to the cancellation or treatment of each share of Preferred Stock, each Warrant, Option or SARs Beneficially Owned by Stockholder or its Affiliates as set forth in Article II of the Merger Agreement.

         9. Miscellaneous.

            (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

            (b) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that all of the provisions of this Agreement other than Sections 4(c), 5 and this Section 9(b) may be amended without the consent of the Company.

            (c) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses or the addresses set forth on the signature pages hereto:

         If to Stockholder:         Norman Feuer
                                    Triathlon Broadcasting
                                    Symphony Towers
                                    750 B Street, Suite 1920
                                    San Diego, California 92101
                                    Telecopy: (619) 239-4270

         copy to:                   Howard J. Tytel
                                    SFX Entertainment, Inc.
                                    650 Madison Avenue
                                    New York, New York  10022
                                    Telecopy:  (212) 753-3188

         If to the Company:         Triathlon Broadcasting Company
                                    750 B Street, Suite 1920
                                    San Diego, California 92101
                                    Telecopy: (619) 239-4270
                                    Attn: Norman Feuer

         copy to:                   Baker & McKenzie
                                    Two Allen Center, Suite 1200
                                    1200 Smith Street
                                    Houston, Texas  77002
                                    Telecopy: (713) 427-5014
                                    Attn: Amar Budarapu

         If to Parent or Sub:       Capstar Broadcasting Corporation
                                    600 Congress Avenue, Suite 1400
                                    Austin, Texas 78701
                                    Attn: William S. Banowsky, Jr.
                                    Telecopy: (512) 340-7890

         copy to:                   Vinson & Elkins L.L.P.
                                    3700 Trammell Crow Center
                                    2001 Ross Avenue
                                    Dallas, Texas 75201-2975
                                    Attn: Michael D. Wortley
                                    Telecopy: (214) 220-7716

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

              (d) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

              (e) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by the Stockholder of any covenants or agreements contained in this Agreement will cause the Parent and Sub to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the Parent or Sub shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without the necessity of posting bond or proving actual damages, in addition to any other remedy to which they may be entitled, at law or in equity.

              (f) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. (g) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

              (h) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto; provided that, in the event of the Stockholder's death, the benefits and obligations of the Stockholder hereunder shall inure to and be binding upon his successors, heirs, legal representatives, administrators and executors.

              (i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

              (j) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph and shall not be deemed to be a general submission to the jurisdiction of said Court or in the State of Delaware other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

              (k) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

              (l) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart thereof has been executed and delivered by each party hereto.

              (m) Trust Funds. In the event that any party hereto should receive any funds that are to be paid to another party pursuant to the terms of this Agreement, then the receiving party shall hold such funds in trust for the benefit of the party entitled to receive such funds and shall promptly pay such funds to the party entitled to receive such funds in accordance with this Agreement.

         10. Termination. This Agreement shall terminate without any further action on the part of any party hereto upon the occurrence of a termination of the Merger Agreement pursuant to Section 7.01(a), Sections 7.01(b)(ii), 7.01(b)(iii) or 7.01(b)(iv) thereof in respect of which the Company is entitled to request a release of the Letter of Credit, Sections 7.01(b)(v), 7.01(b)(vi), 7.01(c) or 7.01(f). Upon such termination, this Agreement shall forthwith become void and of no further force or effect.

                            [Signature page follows]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on this 23rd day of July, 1998.

                                             /s/ Norman Feuer
                                            ----------------------------------
                                            Norman Feuer

                                             /s/ illegible
                                            ----------------------------------
                                            [Spouse]


                                            CAPSTAR RADIO BROADCASTING
                                              PARTNERS, INC.

                                            By: /s/ William S. Banowsky, Jr.
                                               -------------------------------
                                               William S. Banowsky, Jr.
                                               Vice President

                                            TBC RADIO ACQUISITION CORP.

                                            By: /s/ William S. Banowsky, Jr.
                                               -------------------------------
                                               William S. Banowsky, Jr.
                                               Vice President


                                            TRIATHLON BROADCASTING COMPANY


                                            By: /s/ Norman Feuer
                                               -------------------------------
                                            Name: Norman Feuer
                                                 -----------------------------
                                            Title: President / CEO
                                                  ----------------------------

                                   SCHEDULE A                             FEUER


PART I.  SHARES

                                           A                       B
                                      RECORD AND
                                  BENEFICIALLY OWNED     BENEFICIALLY OWNED(3)
                                  ------------------     ---------------------

Class A Common Stock                     - 0 -                   - 0 -

Class B Common Stock                 144,890(1)(2)           100,000(1)(4)

Class C Common Stock                     - 0 -                   - 0 -

Class D Common Stock                     - 0 -                   - 0 -

Series B Convertible
         Preferred Stock                60,000                   - 0 -

9% Mandatory Convertible
         Preferred Stock                 - 0 -                   - 0 -


PART II.  DERIVATIVES

                          NO. OF             CLASS OF             EXERCISE/
                          SHARES              SHARES             BASE PRICE
                          ------              ------             ----------

Warrants                   - 0 -               - 0 -                - 0 -

Options                   15,000          Class A Common         $11.509(5)

SARs                       - 0 -               - 0 -                - 0 -


PART III.  INTEREST REQUIRING CONSENT (SS. 4(A)(II))(1)

(1) All 144,890 shares of Class B Common Stock are subject to a right of first refusal of Radio Investors pursuant to that certain Agreement dated as of August 7, 1995, between Norman Feuer and Radio Investors.
(2) 35,294 shares of Class B Common Stock are pledged to the Company to secure indebtedness.
(3) Excluding the rights in shares described in Part II and shares of capital stock of the Company into which the shares described in Part I may be converted in accordance with the terms thereof.
(4) Includes 86,000 shares of Class B Common Stock owned by Mr. Sillerman and 14,000 shares of Class B Common Stock owned by Mr. Tytel which Mr. Feuer may be deemed to beneficially own because he has the right to vote such shares pursuant to a voting trust agreement.

(5) Also granted a cash bonus, payable upon exercise of the options equal to 15,000 x (Closing Price of the Company's Class A Common Stock on October 30, 1995 [$11.50] - $5.50).